Exhibit 10

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Second Amendment”) is made as of the 22ND day of October, 2004 by and between TECHNOLOGY SQUARE FINANCE, LLC, a Massachusetts limited liability company with an address c/o Massachusetts Institute of Technology, 238 Main Street, Suite 200, Cambridge, MA  02142 (“Landlord”), and POLCARI’S OF CAMBRIDGE, INC., a Massachusetts corporation with an address c/o Boston Restaurant Associates, Inc., 999 Broadway, Suite 400, Saugus, Massachusetts 01906 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord, successor-in-interest to Massachusetts Institute of Technology,  and Tenant are the current parties to that certain Lease dated January 24, 2003, as amended by that certain First Amendment to Lease dated August 22, 2003, as affected by that certain letter agreement dated August 29, 2003 and as further affected by that certain letter agreement dated January 29, 2004 (collectively, the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 11,100 rentable square feet (the “Premises”) located on the first (1st) floor of the building located at 300 Technology Square, Cambridge, MA  02139 (the “Building”);

WHEREAS, Tenant desires to cease operating its business from the Premises; and

WHEREAS, Landlord is willing to permit Tenant to cease operating its business from the Premises as of July 31, 2005 (the “End Date”), subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.               Recitals; Capitalized Terms.  The foregoing recitals are hereby incorporated by reference.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.               Definition of the Term.  Provided there is not an Event of Default after the date hereof, then effective as of the End Date, the Expiration Date shall mean July 31, 2005.

3.               Surrender Condition.  Section 20.1(a) of the Lease is hereby deleted and replaced with the following:

“(a)         Upon the expiration or other termination of the term hereof, Tenant shall (i) peaceably quit and surrender to Landlord Tenant’s Property, the Premises and all Tenant’s Work and Alterations thereto, broom clean, in good order, repair and condition (except as provided herein and in Section 8.5 and Article 18) excepting only ordinary wear and tear and damage by Landlord or fire or other insured Casualty; (ii) remove (A) any and all Hazardous Materials, and (B) Tenant’s Removable Property (as amended by this Second Amendment), and (iii) repair any damages to the Premises or the Building caused by the installation or removal of the foregoing.  In connection with Tenant’s removal of the two (2) Montique pizza ovens, Tenant shall be required to cap the gas pipes serving the same at the points at which they attach to such ovens.  Tenant’s obligations under this Section 20.1(a) shall survive the expiration or other termination of this Lease.”

4.               Tenant’s Removable Property.  Notwithstanding anything to the contrary set forth in the Lease, Exhibit 5 is hereby deleted and replaced with Exhibit 5A attached hereto and incorporated herein.  From and after the date hereof, all references in the Lease to Exhibit 5 shall be deemed to refer to Exhibit 5A.

5.               Yearly Rent Adjustment. Notwithstanding anything to the contrary set forth in the Lease, the Yearly Rent with respect to the period from May 1, 2004 through and including the date hereof shall be adjusted to be Zero Dollars ($0.00) per month.  In addition, the Yearly Rent with respect to the period commencing one calendar day after the date hereof through and including the End Date (the “Final Term Period”) shall be adjusted to be Zero Dollars ($0.00) per month; provided, however, that upon the occurrence of an Event of Default, the foregoing rent adjustment with respect to the Final Term Period shall be deemed void as of the date hereof as though such had never been made, and the Yearly Rent that would have been due and payable in the absence of such rent adjustment will be deemed to be Additional Rent then immediately due.  The foregoing will occur automatically without any further notice by Landlord, whether or not the Term is then or thereafter terminated.

6.               Payment by Landlord.  As of the date hereof, Landlord has delivered a payment in the amount of $23,721.19 to Tenant. Commencing on November 1, 2004, Landlord shall deliver to Tenant ten (10) equal monthly installments of $25,000.00 each, less the Deductions (hereinafter defined) on the first day of each calendar month, with the final payment due on August 1, 2005; provided, however, that upon the occurrence of an Event of Default, the foregoing payment obligation shall be deemed void as of the date hereof as though such had never been made, and any and all sums paid by Landlord pursuant to this Section 6 prior to such Event of Default shall be deemed to be Additional Rent then immediately due.  The foregoing will occur automatically without any further notice by Landlord, whether or not the term is then or thereafter terminated.  For purposes hereof, the “Deductions” shall mean the sum of (a) the monthly installments of additional rent payable by Tenant pursuant to Section 10 of the Lease and (b) any other payment not made by Tenant as and when due. Any obligations under this Section 6 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

7.               Reconciliation of Additional Rent Payments. Provided Tenant performs all of its obligations hereunder, Landlord shall, within sixty (60) days after the End Date, deliver to Tenant a statement with respect to the portion of the then-current Operating Year ending on the End Date (the “Final Operating Year”), which statement shall specify Landlord’s good faith estimate of Tenant’s Percentage Share of the Operating Costs Excess and Tax Excess for the Final Operating Year (“Landlord’s Estimate”).  If the total of Tenant’s monthly remittances on account of the Final Operating Year is greater than Landlord’s Estimate, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Landlord’s Estimate, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor.  Landlord and Tenant agree that Landlord’s Estimate shall be binding on each of them, and provided the other party performs its obligations under this Section 7, each party hereby releases, remises and forever discharges the other from any claims relating to Operating Costs and Taxes. Any obligations under this Section 7 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

8.               Termination of UCC Financing Statements.  Simultaneously with the execution hereof, (a) Tenant has delivered into escrow with Kirkpatrick and Lockhart, LLP (“Escrow Agent”) two (2) originals of a UCC Financing Statement Amendment and two (2) originals of a UCC Financing Statement Amendment Addendum, all in recordable form, terminating the UCC Financing Statement recorded with the Middlesex South District Registry of Deeds in Book 40590 at Page 175; and (b) Tenant, Landlord and Escrow Agent have executed three (3) originals of an Escrow Agreement in substantially the form attached hereto as Exhibit 11, which agreement shall govern the holding and distribution of such documents.

9.               Liquor License.

(a)          Upon the expiration or earlier termination of the Lease, Tenant shall cooperate with Landlord to effectuate promptly the expeditious transfer to Landlord (which, for purposes of this Section 9 only, shall include Landlord’s nominee, if any) of the 7-day alcoholic beverages restaurant liquor license permitting Tenant to offer for sale liquor, beer and wine for on-premises consumption in the Premises seven (7) days per week (the “Liquor License”), subject to and in accordance with Legal Requirements and the Lease.  Such cooperation shall include attendance at hearings and/or other meetings with governmental officials (when such attendance is requested by Landlord), neighborhood groups and similar civic organizations, as well as the execution of any and all documents reasonably necessary or appropriate to effect such transfer.  Tenant shall not charge Landlord for Tenant’s cooperative efforts in effectuating the transfer of the Liquor License.  Landlord shall be responsible for any fees or charges imposed to transfer the Liquor License to Landlord.  For the purposes hereof, such Liquor License shall be considered to have been “transferred” when the same has been issued in the name of or granted to Landlord or Landlord’s nominee, and approval thereof required from the appropriate governmental authorities and officials of the City of Cambridge and the Commonwealth of Massachusetts has been received (subject only, if applicable, to final issuance).

(b)         The last sentence of Section 27.6 of the Lease and the last two (2) sentences of Section 27.7 of the Lease are hereby deleted in their entirety.  No additional consideration shall be payable by Landlord to Tenant on account of the transfer of the Liquor License, it being understood and hereby agreed that the consideration for the transfer of the Liquor License is inextricably included with the consideration given by Landlord herein and payable by Landlord hereunder.  Prior to transfer of the Liquor License, Tenant at Tenant’s sole cost and expense shall fully pay all taxes and wholesaler debt, if any, attributable to the Liquor License and Tenant’s operation thereof, such that the Liquor License shall be transferred to Landlord free and clear of any tax liens and/or indebtedness to any manufacturer, winegrower or wholesaler of alcoholic beverages.

(c)          Tenant agrees to execute a security agreement and promissory note in the form attached hereto as Exhibit 12, and to cooperate with Landlord in applying to the appropriate licensing authorities for approval of a pledge of the Liquor License, in conformance with Section 27 of the Lease.

(d)         Tenant shall not be in default under this Section 9 if it is prevented from observing or performing its obligations under this Section 9 as a result of causes reasonably beyond its control.

10.         Exclusive Use.  Section 5.3 of the Lease, and all references in the Lease to Tenant’s Exclusive Uses, are hereby deleted in their entirety.

11.         Minimum Hours of Operation.  During the period from May 1, 2004 through and including the End Date, the term “Minimum Hours of Operation” for all purposes under the Lease shall be deemed to mean 11:00 A.M. – 6:00 P.M. Monday – Wednesday, and 11:00 A.M. – 9:00 P.M. Thursday – Friday.

12.         Confidentiality.  Tenant will not disclose any part of this Second Amendment to anyone other than its attorneys, accountants or employees who need to know of its contents in order to perform their duties for Tenant, or pursuant to Legal Requirements, including without limitation lawful requests or requirements of the Securities and Exchange Commission and/or the applicable licensing authorities.  Any other disclosure will be an Event of Default under the Lease.

13.         Ratification.  Except as amended hereby, the terms and conditions of the Lease shall remain unaffected.  From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby.  To the extent the terms and conditions of the Lease as unaffected by this Second Amendment conflict with or are inconsistent with this Second Amendment, this Second Amendment shall control.  Tenant confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. Landlord confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in full force and effect, and (b) Landlord has no claims, counterclaims, set-offs or defenses against Tenant or Guarantor arising out of the Lease or the Premises or in any way relating thereto or arising out of any other transaction between Landlord, Tenant and Guarantor.

14.         Miscellaneous.  This Second Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.  If any term of this Second Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Second Amendment, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  This Second Amendment is binding upon and shall inure to the benefit of Landlord and Tenant, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.  Each party has cooperated in the drafting and preparation of this Second Amendment and, therefore, in any construction to be made of this Second

Amendment, the same shall not be construed against either party.  In the event of litigation relating to this Second Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.  This Second Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

[SIGNATURE PAGE TO SECOND AMENDMENT TO LEASE BY AND BETWEEN
TECHNOLOGY SQUARE FINANCE, LLC AND POLCARI’S OF CAMBRIDGE, INC.]

EXECUTED under seal as of the date first set forth above.

LANDLORD:	TECHNOLOGY SQUARE FINANCE, LLC

By: Massachusetts Institute of Technology, its Manager

By:
Name: Steven C. Marsh
Title: Managing Director – Real Estate

TENANT:	POLCARI’S OF CAMBRIDGE, INC.

By:
Name:
Title:

Guarantor hereby consents to the preceding Second Amendment.

GUARANTOR:	BOSTON RESTAURANT ASSOCIATES, INC.

By:
Name: